Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

We have issued our report dated June 23, 2010 accompanying the financial statements of Ranger Gold Corp. for the year ended March 31, 2010.  We consent to the incorporation by reference in the registration statement of the aforementioned report.

/s/ Robison, Hill & Co.
Robison, Hill & Co.
Certified Public Accountants

Salt Lake City, Utah
September 3, 2010